CONSENT OF INDEPENDENT AUDITORS



The Board of Directors of Aetna Life Insurance and Annuity Company and Contract Owners of Aetna Variable Annuity Account B:

We consent to the use of our reports dated February 6, 1996 and February 16, 1996 included herein and to the references to our Firm under the caption "Independent Auditors" in the Statement of Additional Information.

Our report dated February 6, 1996 refers to a change in 1993 in the Company's method of accounting for certain investments in debt and equity securities.



                            /s/ KPMG Peat Marwick LLP



Hartford, Connecticut
December 23, 1996